EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

MUSCLEPHARM CORPORATION,

BIOZONE LABORATORIES INC.,

and

BIOZONE PHARMACEUTICALS, INC.,

BIOZONE LABORATORIES, INC.,

BAKER CUMMINS CORP.

and

Brian Keller

DATED November 12, 2013

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 12th day of November 2013, by and among:

1. MusclePharm Corporation, a Nevada corporation (“MSLP”);
2. Biozone Laboratories Inc., a wholly-owned subsidiary of MSLP and a Nevada corporation (the “Purchaser”); and
3. Biozone Pharmaceuticals, Inc., a Nevada corporation (“BZNE”); Biozone Laboratories, Inc., a California corporation and Baker Cummins, Corp., a Nevada corporation (individually, a “Seller” and collectively the “Sellers”);

MSLP, the Purchaser and the Sellers are at times collectively referred to herein individually as a “Party” and collectively as the “Parties.”

4. Brian Keller is an individual who is executing this Agreement solely with respect to Section 9.1 and Article XII of this Agreement.

W I T N E S S E T H

WHEREAS, MSLP files periodic reports with the Commission pursuant to Section 12(g) of the Exchange Act and its shares of common stock, par value $0.001 per share, are eligible for quotation under the symbol “MSLP” on the OTCBB;

WHEREAS, the Purchaser is a newly formed and wholly owned subsidiary of MSLP formed to, among other related activities, effectuate the Transactions;

WHEREAS, Purchaser intends to buy the Purchased Assets and assume the Assumed Liabilities and the Sellers intend to sell, assign and transfer the same to Purchaser, for the Stock Consideration;

WHEREAS, the obligation of the Parties to effect the Transactions is subject to the conditions set forth in Article IV hereof; and

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations, warranties and covenants herein contained, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Adverse Experience” means any untoward medical occurrence in a patient or clinical investigation subject administered any Product, and which does not necessarily have a causal relationship with the treatment for which such Product is intended to be used, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such Product, or the worsening in severity of a pre-existing condition after administration of such Product, whether or not related to such Product.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Alternative Transaction” means any of the following involving BZNE: (i) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization or other similar transaction involving BZNE or any Affiliate of BZNE that holds assets necessary for the conduct of the businesses conducted directly or indirectly by BZNE; (ii) any direct or indirect sale, lease, exchange, transfer or other similar disposition of any material portion of the assets of BZNE; (iii) any proposal or offer to acquire any of the outstanding equity securities of BZNE; (iv) any debt or equity financing transaction outside of the Ordinary Course of Business; or (v) the announcement of an intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided.

“Agreement” means this Asset Purchase Agreement.

“Assignment” means the Assignment and Assumption Agreement by and among Sellers and Purchaser, which is attached hereto as Exhibit A.

“Assumed Liabilities” means those specific Liabilities that are set forth on the Schedule 2.5.

“Audited Financial Statements” mean a true and complete copy of the audited balance sheet of BZNE for the fiscal years ended on December 31, 2012 and 2011 and the audited profit and loss statement, statement of cash flow and statement of changes in stockholders’ equity for the fiscal year ended on December 31, 2012 and 2011, including any related notes and the supplement, certified by BZNE’s independent certified public accountants in an unqualified opinion pursuant to their audit of the financial records of such of BZNE.

“Basket Amount” means Fifty Thousand Dollars (US$50,000).

“Business” means (A) the business of the Sellers on the date of this Agreement, which includes the research, development, marketing and distribution of (i) branded pharmaceutical products, (ii) generic products, and (B) any other business that it was contemplated, entered into, or proposed or approved to be entered into, by the Companies on or prior to the date of this Agreement, including (i) the research, development, marketing and distribution of any branded or generic pharmaceutical products with respect to which any of the Companies has made an application or filing with any U.S. or foreign Governmental Authority (including the FDA), (ii) the research, development, marketing and distribution of any branded or generic pharmaceutical product with respect to which there is written evidence or documentary basis that the Companies are contemplating, proposing or otherwise assessing its research, development, marketing or distribution, (iii) the research, development, marketing and distribution of any  new indication of a branded or generic pharmaceutical product referred to in clause (A), clause (B)(i) or clause (B)(ii) and (iv) all business and activities that are the source of any material revenues of the Sellers from products, licenses, processes, supplies, or rights of MSLP on or prior to the Closing Date that may not constitute any of the foregoing matters as described in (i) – (iii) above.

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

“BZNE SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by it with the Commission, pursuant to the reporting requirements of all applicable federal securities laws that Sellers have filed.

“Claim” means any such claim, action, suit or proceeding or event or state of facts.

“Closing” means the closing of the Transactions and the Transfer.

“Closing Date” means the date that all conditions of the closing have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Consent to Assignment” shall have the meaning set forth in Section 2.7.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contracts” means any and all contracts, agreements, commitment, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Encumbrances, evidence of indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, whether written or oral and whether or not entered into in the ordinary and usual course of the Person’s business, excluding any Permits.

“Corporate Minute Books” means the books contain complete and accurate records of all meetings and other corporate actions of the board of directors and/or the shareholders of BZNE and its Subsidiaries  from the date of its incorporation to the date hereof.

“Costs” means what each party agrees to pay, without right of reimbursement from the other party, the costs.

“Damages” means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

“De Minimus Amount” means ten thousand dollars (USD$10,000).

“Disclosure Schedules” identifies items of disclosure by BZNE and by reference to a particular Section or Subsection of this Agreement.

“Disposition” means any offer, sale, assignment, transfer, disposal or disposition, directly or indirectly, of the Stock Consideration.

“Encumbrances” means any and all claims, liabilities and obligations, liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

“Escrow Agent” means the escrow agent specified in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement by and between MSLP, BZNE and the Escrow Agent, which Escrow Agreement will be in form and substance acceptable to the parties hereto pursuant to which the Escrowed Stock Consideration is subject to surrender, in whole or in part, in accordance with Section 3.2 hereof.

“Escrow Option” and “Escrow Option Proceeds” shall have the meanings set forth in Section 3.1(b) hereof.

“Escrowed Stock Consideration” shall have the meaning set forth in Section 3.1(b) hereof.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Excluded Assets” means any of the collective assets not included any rights, claims and things or other Properties not specifically included in the Purchased Assets. Excluded Assets are attached to this Agreement as Schedule 2.2.

“Excluded Liabilities” means any Liability or obligation of any Seller, fixed or contingent, disclosed or undisclosed, and does not and shall not assume any Liability for any claim, debt, default, duty, obligation or Liability of Sellers of any kind or nature, whether known or unknown, contingent or fixed, all of which, to the extent that they exist on and after the Closing, shall be retained by Sellers.  Excluded Liabilities are attached to this Agreement as Schedule 2.6.

“FDA” means U.S. Food and Drug Administration.

“FINRA” means the Financial Industry Regulatory Authority.

“FIRPTA” means the Foreign Investment in Real Property Tax Act.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any government or governmental, quasi-governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, regional, municipal, local or foreign, or any department, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private), including, but not limited to, the Commission and FINRA.

“Governmental Authorization” means any consent, approval, license, registration, permit or waiver issued, given, granted or otherwise, made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Indemnified Losses” means any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel.

“Indemnified Party” means any party seeking indemnification under this Agreement.

“Indemnifying Party” means a party or parties against whom indemnity is sought.

“Intellectual Property” means any or all of the following owned, licensed, used, controlled by or residing in Sellers relating to the Business, prior to the Closing Date, including, without limitation, the following:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights in both published and unpublished works, and all applications, registrations, and renewals in connection therewith; (d) all Know-How; (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights and all licenses and sublicenses  that relate to any of the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Keller Employment Agreement” means an employment agreement for a period of two years in form and substance reasonably acceptable to Purchaser under terms substantially similar to Brian Keller’s current employment agreement.

“Keller Resignation and Release” means the resignation and release in form and substance reasonably acceptable to Purchaser by which Brian Keller shall execute full releases and resign his employment with BZNE immediately prior to Closing.

“Know-How” means all trade secrets and confidential business information (including, without limitation, databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, plans, drawings, specifications, blueprints, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Knowledge” means, except with respect to any representation or warranty or other statement in this Agreement qualified by knowledge, the actual knowledge of any party as to the matters that are the subject of such representation, warranty or other statement, or any knowledge that such party should have after a due and diligent investigation.  Where reference is made to the knowledge of Purchaser, MSLP or Sellers, such reference shall be deemed to mean the actual knowledge of Purchaser, MSLP or Sellers, the actual knowledge of Elliott Maza, and Brian Keller, the Chief Financial Officer, the President, the Chief Operating Officer, or the Chief Regulatory or compliance officer of such entities, all of whom shall be deemed to have conducted the investigation required by this definition.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Authority and any Order.

“Leak-Out Rights” means at any time following the six (6) month anniversary of the Closing, BZNE shall be permitted, during any three (3) month period, to sell, transfer, assign or otherwise dispose of up to that number of Lock-Up Shares equal to ten percent (10%) of the average daily volume of MSLP Common Stock for the prior three month period as reported on the Principal Market.

“Liability” or “Liabilities” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and reasonable expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Liens” means any liens including statutory liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects or other encumbrances, restrictions or limitations of any nature whatsoever.

“Lock-Up Period” means, with respect to any Disposition, a two-year period beginning on the Closing Date.

“Lock-Up Shares” means, with respect to Disposition, all of the shares of the Stock Consideration issuable in the transaction to BZNE other than the Escrowed Stock Consideration.

“Loss” or “Losses” means any and all Liability, damages, fines, fees, penalties and expenses whether or not arising out of litigation, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings, incurred in connection with the rightful enforcement of rights under this Agreement against any Party hereto, and whether or not arising out of third party claims against an Indemnified Party.

“Material Adverse Effect” means, with respect to any party, a material adverse effect on (a) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (b), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price of a  party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof, (F) the public disclosure of this Agreement or the Contemplated Transactions or the consummation of the Contemplated Transactions, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate; or (c) the ability of such party to timely consummate the Contemplated Transactions.

“MSLP” means Musclepharm Corporation, a Nevada corporation.

“MSLP Common Stock” means the common stock, par value $0.001 per share, of MSLP.

“Oertle Employment Agreement” means an employment agreement for a period of two years in form and substance reasonably acceptable to Purchaser under terms substantially similar to Christian Oertle’s current employment agreement.

“Oertle Resignation and Release” means the resignation and release in form and substance reasonably acceptable to Purchaser by which Christian Oertle shall execute full releases and resign his employment with BZNE immediately prior to Closing.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (in each such case whether preliminary or final).

“Ordinary Course of Business” or “Ordinary Course” means the conduct of the Business in substantially the same manner as the Business was operated on the date of this Agreement, including operations in conformance with practices and procedures as of such date.

“Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.

“OTCBB” means the Over-The-Counter Bulletin Board or OTC BB™, on which MSLP Common Stock is quoted.

“Party” means MSLP, the Purchaser and each of the Sellers, individually.

“Parties” means MSLP, the Purchaser and the Sellers, collectively.

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

“Permitted Encumbrances” shall have the meaning set forth in Section 2.4.

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, Governmental Authority, department or instrumentality thereof.

“Principal Market” means the NYSE MKT, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the OTC Bulletin Board or securities exchange on which the MSLP Common Stock then trades (or any successor to any of the foregoing).

“Products” mean all products developed, manufactured, licensed, distributed or sold by Sellers or any of their subsidiaries or Affiliates, at any time.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Sellers.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Real Property” means parcel of real property owned or leased by Sellers and that are used in the Business.

“Records” means all originals and copies of agreements, instruments, documents, deeds, books, records, files, corporate franchises, stock record books, corporate books containing the minutes of meetings of directors and shareholders and any and all other data and information within the possession of a Party or any Affiliate thereof.

“Restricted Parties” means BZNE and Brian Keller.

“Restrictive Period” means for a period of two (2) years beginning on the Closing Date.

“SEC” means the Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission, pursuant to the reporting requirements of all applicable federal and securities laws that MSLP has filed.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Serious Adverse Event” means, with respect to any Product, any Adverse Experience that results in any of the following outcomes: death, a life-threatening Adverse Experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability or incapacity, a congenital anomaly or birth defect or any other effect that may otherwise jeopardize the patient or clinical study subject or may require intervention to prevent one of the aforementioned outcomes.

“Stock Consideration” means 1,200,000 shares of MSLP Common Stock.

"Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, local and/or foreign income, net worth, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, transfer, registration, recording, ad-valorem, value-added, alternative or add-on minimum, estimated, or other taxes, assessments or charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any federal, state, local and foreign tax return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Documents” means this Agreement, the Assignment, the Escrow Agreement, the Lockup Agreement (defined below), the License Agreement (defined below) and all other documents to be executed and delivered by either party pursuant to or in connection with this Agreement and consummation of the Contemplated Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the sale, transfer, conveyance, assignment, grant and delivery by Sellers to Purchaser the Purchased Assets.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax).

“Unaudited Financial Statements” means the unaudited balance sheet of Sellers for the nine-month period ended September 30, 2013 and the unaudited profit and loss statement, statement of cash flow and statement of changes in stockholders’ equity for the nine-months ended September 30, 2013, including any related notes.

1.2           Recitals.  The above WHEREAS clauses are hereby incorporated by reference into this Agreement as if fully stated herein.

1.3           Construction and Interpretation.  Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” does not imply any limitation to the item or matter mentioned.

ARTICLE II.
PURCHASED ASSETS AND ASSUMED LIABILITIES

2.1           Purchased Assets.  Subject to and upon the terms and conditions of this Agreement, each Seller shall sell, transfer, convey, assign, grant and deliver to Purchaser, and Purchaser shall acquire, and except as otherwise indicated in this Section 2.1, at the Closing, subject to the Permitted Encumbrances, all rights, title and interest in and to all business, Properties, equipment, furniture, fixtures, licenses, goodwill and rights of each Seller as a going concern, of every kind, nature and description, tangible and intangible, owned or leased, or mixed, wherever located and whether or not carried or reflected on the Records of such Seller, including all Properties, franchises, rights described in the Bill of Sale, the Assignment, and all of the other assets of each Seller including, without limitation, all assets associated with the QuSomes, HyperSorb and EquaSomes drug delivery technologies, but excluding the Excluded Assets, as the same shall exist on the Closing Date, forming a part of or used in connection with any of Seller’s Business.  All of the foregoing (other than the Excluded Assets) are herein collectively referred to as the “Purchased Assets.”  The Purchased Assets also include, without limitation, all, or where expressly indicated below in this Section 2.1, all right and title and interest of Seller in and to all, of the following:

(a)           Sellers’ customer accounts described in Schedule 2.1(a) to this Agreement (the “Acquired Customer Accounts”);

(b)           All books and records, and other information, relating to the Acquired Customer Accounts and any other customer accounts (“Other Accounts”) ever serviced by the Sellers to the extent that such information regarding Other Accounts is in such Sellers’ possession;

(c)           All Contracts to which any Seller is a Party or by which it is bound, each as listed on Schedule 2.1(c) and described in Schedule 2.1;

(d)           All Records;

(e)           All Intellectual Property (including the name “Biozone”);

(f)           All computer software, including source code, executable code, data, databases, and related documentation;

(g)           All advertising and promotional materials;

(h)           The permits and licenses listed in Schedule 2.4; and

(i)           Such other Properties of Seller listed on Schedule 2.1(j).

2.2           Excluded Assets.  The Sale under this Agreement shall not include any rights, claims and things or other Properties not specifically included in the Purchased Assets.  All such Excluded Assets are listed on Schedule 2.2.

2.3           Instruments of Transfer.  The Transfer to Purchaser of each of the Purchased Assets as herein provided shall be effected by the Assignment and any other bills of sale, licenses, endorsements, assignments, certificates of title, and/or other good and sufficient instruments of transfer and conveyance, satisfactory in form and substance to the Sellers and as shall be effective to vest in Purchaser title to each and all such Purchased Assets as required by this Agreement.

2.4           Title to Purchased Assets.  Sellers shall Transfer to Purchaser good and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances, except for those encumbrances or limitations expressly identified on Schedule 2.4.

2.5           Assumed Liabilities.  Except as may otherwise expressly be provided hereunder, Purchaser shall only assume the Assumed Liabilities set forth on Schedule 2.5 and at the Closing shall sign the Assignment.

2.6           Excluded Liabilities.  Except as expressly provided on Schedule 2.5 hereto, Purchaser shall not and does not assume any Excluded Liabilities.

2.7           Consent to Assignment.  Except as may otherwise be provided hereunder, Sellers shall, at the Closing, execute and deliver to Purchaser, and cause each party with which the Sellers have entered into a Contract that remains in full force and effect to execute and deliver to Purchaser, an assignment and consent to assignment agreement in a form reasonably acceptable to the Purchaser (the “Consent to Assignment”).  All such Consent(s) to Assignment are listed on Schedule 2.7.

ARTICLE III.
PURCHASE PRICE; SALES AND TRANSFER TAXES

3.1           Consideration.

(a)           Purchase Price.  The purchase price for the Purchased Assets to be acquired pursuant to Section 2.1 shall, in addition to the assumption of liabilities pursuant to Section 2.5, be the Stock Consideration.

(b)           Delivery of Stock Consideration.  At the Closing, in consideration for the Purchased Assets, Purchaser shall pay or otherwise provide to Seller the following, within five (5) Business Days after the Closing: 1,200,000 shares of MSLP Common Stock.  The number of shares of MSLP delivered at Closing shall be subject to adjustment within nine (9) months following the Closing  (the “Escrow Period”) as provided in this Section 3.1(b). At Closing MSLP shall (A) deliver or cause to be delivered to BZNE 600,000 shares of MSLP Common Stock, and (B) deliver or cause to be delivered to the Escrow Agent 600,000 shares of MSLP Common Stock (the “Escrowed Stock Consideration”).   MSLP shall have an irrevocable right and option (the “Escrow Option”) to purchase at any time or from time to time during the Escrow Period all of any portion of the Escrowed Stock Consideration at a purchase price of $10.00 per share in cash or immediately available funds (the “Escrow Option Proceeds”).  MSLP may exercise the Escrow Option by written notice to the Escrow Agent informing the Escrow Agent of the exercise of the Escrow Option at any time prior to 5:00 P.M. E.T. during the Escrow Period (including by fax or email) of the exercise of the Escrow Option, together with a certified check or wire transfer to the account of the Escrow Agent (which funds shall continue to be subject to the Escrow Agreement during the Escrow Period), with a copy to BZNE(although such copy shall not be a condition to exercise of such Escrow Option).  Upon receipt of the Escrow Option Proceeds, the Escrow Agent shall remit such proceeds within three (3) Business Days to BZNE.  Upon termination of the Escrow Period, any remaining Escrowed Stock Consideration shall be promptly transmitted to BZNE.

3.2           Escrowed Stock Consideration and Escrow Option Proceeds.

(a)           The Escrowed Stock Consideration shall provide non-exclusive security for any amounts due as a result of the indemnification obligations in Article X and other obligations of Sellers to Purchaser and MSLP under this Agreement.

(b)           Amounts to be satisfied from the Escrow will be satisfied in the manner set forth in the Escrow Agreement.

(c)           Sellers’ liability to Purchaser and MSLP for amounts due as a result of the indemnification obligations in Article X shall not be limited to amounts of the Escrowed Stock Consideration in Escrow and BZNE shall be responsible for amounts in excess of the amount of the Escrow.

(d)           The Escrow Agreement shall provide that, unless any claim for an Indemnified Loss against the Escrow has been made prior to the nine (9) month anniversary of the Closing Date, and provided there has not been any claim for an Indemnified Loss prior to the nine (9) month anniversary of the Closing Date, the balance of the Escrow Stock Consideration shall be released from the Escrow and delivered to Sellers within five (5) business days following the nine (9) month anniversary of the Closing Date.  If a claim for an Indemnified Loss is made prior to the end of the nine (9) month period, then the amount of Escrowed Stock Consideration equal to the maximum amount of the claim shall continue to be held in escrow and the balance shall be released and delivered to Sellers.  For purposes of determining the amount of shares to continue to be held in escrow, the value of each share of Escrowed Stock Consideration shall be the average closing price of the shares for the five trading days immediately prior to the receipt of the claim.

(e)           Sellers agree that they will not sell, transfer or pledge the Escrowed Stock Consideration except as contemplated in the Escrow Agreement.

ARTICLE IV.
THE CLOSING; CLOSING DELIVERIES

4.1           Closing; Closing Date. The Closing shall take place at the offices of Sichenzia Ross Friedman Ference LLP not later than five days after all of the conditions to closing specified in this Agreement (other than those conditions requiring the execution or delivery of a document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition; provided, however, that (a) the Parties shall use their best efforts to effect the Closing by December 31, 2013, and (b) the Closing may take place by facsimile, electronic mail or other means as may be mutually agreed upon in advance by the Parties.

4.2           Actions to Be Taken at the Closing. At the Closing, the Parties will take all of the following actions and deliver all of the following (collectively, the “Closing Deliveries”):

(a)           Sellers will deliver or cause to be delivered to Purchaser the following:

(i)           The Assignment(s) executed by the applicable Seller;

(ii)           The Consent(s) to Assignment;

(iii)           The Escrow Agreement;

(iv)           The License Agreement;

(v)           The Keller Resignation and Release;

(vi)           The Oertle Resignation and Release;

(vii)           A true and complete copy of the Organizational Documents of each of Sellers, as amended; and

(viii)           All other documents, materials, instruments, papers, items and Property required by the terms of this Agreement to be delivered to Purchaser to transfer and vest in Purchaser good and marketable title in and to the Purchased Assets free and clear of all Encumbrances except for the Permitted Encumbrances applicable thereto.

(b)           Purchaser will deliver the following to, unless otherwise specified, the Sellers:

(i)           The certificate(s) to be issued by MSLP representing the Stock Consideration;

(ii)           An officer’s certificate in mutually agreeable form executed by each of MSLP and the Purchaser (the “Officer’s Certificates”), including evidence of all requisite corporate approval obtained by MSLP and the Purchaser for this Agreement and the other Transaction Documents, including but not limited to the approval hereof and thereof by the Board of Directors of each of MSLP and the Purchaser;

(iii)           The Escrow Agreement;

(iv)           The License Agreement;

(v)           The Keller Employment Agreement;

(vi)           The Oertle Employment Agreement; and

(vi)           A stock certificate of the Purchaser showing that the Purchaser is wholly owned by MSLP.

(c)           Sellers, on the one hand, and Purchaser and MSLP, on the other hand, shall take such other actions and shall execute and deliver such other instruments, documents and certificates as are required by the terms of this Agreement or as may reasonably be requested by the other Party or Parties in connection with the consummation of the Transfer and the other transactions contemplated by this Agreement.  On the Closing Date, Purchaser shall be able to conduct its business in all material respects as Sellers presently conducts their respective businesses, including but not limited to the use of the proprietary QuSomes, HyperSorb, Intense C Serum PM and EquaSomes drug delivery technologies.

4.3           Adjustments at Closing.  All deposits on Contracts  and prepayments, including the insurance policies listed on Schedule 5.22, relating to the Purchased Assets shall be pro-rated as of the Closing Date, and the Purchaser shall pay BZNE the amount in cash at Closing for any pre-payments pre-paid by BZNE for any period after the Closing Date.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In order to induce Purchaser to enter into this Agreement and to consummate the Contemplated Transactions, Sellers, jointly and severally, make the representations and warranties set forth below to Purchaser and MSLP as of the date hereof, except as otherwise noted herein or as set forth in the Disclosure Schedules (provided, however, that any disclosure contained in any section of the Disclosure Schedules relating to one section of this Agreement shall be deemed to be disclosed with respect to any other section of this Agreement to the extent the relevance of such disclosure to any such representation and warranty is reasonably apparent from the descriptions contained in the Disclosure Schedules to the reader without the need to review or consult additional documents).

5.1           Organization.  Sellers are corporations duly organized, validly existing and in good standing under the Laws of their jurisdiction of incorporation.  Sellers have the requisite corporate power and is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned or operated by it or the nature of its business makes such qualification or licensing necessary.  Sellers have all requisite right, power and authority to (a) own and operate their Properties, (b) conduct their business as presently conducted in accordance with local business practices and (c) engage in and consummate the Contemplated Transactions.  Sellers are not in default under their Organizational Documents, nor have Sellers had a Material Adverse Effect.

5.2           Authorization; Enforceability. Sellers have all requisite right, power and authority to execute and deliver the Transaction Documents to which they are a party and consummate the Transactions.  The execution and delivery of the Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all requisite corporate or other action.  This Agreement has been duly executed and delivered by each of Sellers and constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

5.3           No Consent, Violation or Conflict.  Except as set forth on Schedule 2.7, the execution and delivery of the Transaction Documents and the consummation of the Transactions, and compliance by Sellers with the provisions hereof, (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of such Organizational Documents of Sellers, and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, or result in the creation of any Lien upon any material property or assets of Sellers pursuant to any instrument or agreement to which each of Sellers is a party or by which the properties of Sellers may be bound or affected.

5.4           Consent of Governmental Authorities.  Each of Sellers has obtained all necessary authorizations from, and no further consent, approval or authorization of, or registration, qualification or filing, with, any Governmental Authority, or any other Person, is required to be made or obtained by Seller, as the case may be, in connection with the execution and delivery of the Transaction Documents by Sellers to which it is a party or the consummation by Sellers of the Contemplated Transactions.

5.5           Brokers.  Sellers have not incurred or will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the Contemplated Transactions, which would be payable by MSLP or Purchaser after the Closing Date.

5.6           Organizational Documents and Corporate Records.  A true and complete copy of the Organizational Documents of Sellers, as amended, will be delivered to Purchaser on the Closing Date.  The Corporate Minute Books will also be delivered to Purchaser on the Closing Date.  Such Corporate Minute Books contain complete and accurate records of all meetings and other corporate actions of the board of directors and/or the shareholders of Sellers that relate to the Purchased Assets and Assumed Liabilities from the respective dates of their incorporation to the date hereof. All matters requiring the authorization or approval of the board of directors and/or the shareholders of Sellers have been duly and validly authorized and approved by them.

5.7           Financial Statements.

(a)           Schedule 5.7(a) includes a true and complete copy of (i) the audited balance sheet of Sellers for the fiscal years ended on December 31, 2012 and 2011 and the audited profit and loss statement, statement of cash flow and statement of changes in stockholders’ equity for the fiscal year ended on December 31, 2012 and 2011, including any related notes and the supplement, certified by Sellers’ independent certified public accountants in an unqualified opinion pursuant to their audit of the financial records of such of Sellers (the “Audited Financial Statements”); and (ii) the unaudited balance sheet of Sellers for the nine-months ended September 30, 2013 and the unaudited profit and loss statement, statement of cash flow and statement of changes in stockholders’ equity for the nine-months ended September 30, 2013, including any related notes (the “Unaudited Financial Statements”).

(b)           The Audited Financial Statements and the Unaudited Financial Statements: (a) will be at the time of delivery and have been prepared in accordance with the books of account and records of Sellers; (b) do and will at the time of delivery fairly present, and represent true, correct and complete statements of the consolidated financial condition of Sellers as well as the results of its operations at the dates and for the periods specified in those statements; and (c) will be at the time of delivery and have been prepared in accordance with GAAP consistently applied with prior periods.

5.8           Absence of Undisclosed Liabilities.  As of the Closing Date, none of Sellers has any  debts, claims, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than as provided for in this Agreement, as may be identified in the Assignment and Assumption Agreement or disclosed and accrued for or reserved against in the Unaudited Financial Statements.  Except as set forth in Schedule 2.5, there is no basis for assertion against Sellers of any such debt, claim, Liability, commitment, obligation or loss.  For the avoidance of doubt, Sellers acknowledge that neither Purchaser nor MSLP is not assuming any Excluded Liabilities and Purchaser and MSLP will be indemnified in connection with any Indemnified Claim (including claims brought against Purchaser, MSLP and their Affiliates with respect to any Excluded Liabilities pursuant to Article X.

5.9           Compliance with Laws.

(a)           Each of Sellers is in material compliance with all Laws applicable to it or its properties or has made all necessary material filings to be in compliance with all such Laws, including, without limitation, those relating to (i) the development, testing, manufacture, packaging and labeling of products, (ii) employment, occupational safety and employee health, (iii) building, zoning and land use; and (iv) the Foreign Corrupt Practices Act of 1977, as amended and all applicable anti-bribery, anti-kickback and related laws and regulations.

(b)           Neither Sellers nor any affiliate, director, officer, partner, employee, agent, representative or other person acting on behalf of such party has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Law, or ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

 (c)           To the Knowledge of Sellers, no Seller has received notification from any Governmental Authority asserting that it is not in compliance with or has violated any of the Laws which such Governmental Authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and Sellers are  not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

(d)           Sellers have at all times been in material compliance with all legal requirements applicable to it, relating to export control, trade embargoes, and anti-boycott prohibitions.  To their Knowledge, no product sold or services provided by Sellers during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea or customers in such countries.

(e)           Neither Sellers, nor any affiliate or agent of Sellers, nor any person acting on behalf of or associated with Sellers, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of Sellers (or assist Sellers in connection with any actual or proposed transaction), in each case which (i) may subject Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of Sellers, or (iii) if not continued in the future, may adversely affect the  business, financial condition, operations or prospects of Sellers.

5.10           Compliance with Securities Regulation.

(a)           Since July 1, 2011, Sellers have filed all BZNE SEC Documents.  As of their respective filing dates the BZNE SEC Documents (i) did not (or with respect to BZNE SEC Documents filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.  All prior sales of securities of Sellers were either properly registered under federal and/or state securities laws or issued pursuant to an exemption therefrom and all such sales were all done in accordance with all laws, rules, regulations.

(b)           Sellers have not, and has never been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.  Sellers have no Knowledge of any action by the SEC, FINRA or the Pink OTC Markets that seeks to delist the shares of Sellers or otherwise render such shares ineligible for quotation and trading on the OTCBB.

(c)           Information in 8-K.  The information supplied by the Seller in writing expressly for inclusion or incorporation by reference in BZNE’s 8-K related to the Transactions and any amendment thereof or supplement thereto, will not, on the date filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

5.11           Regulatory Compliance.

(a)           Sellers are in material compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the FDA, the U.S. Drug Enforcement Administration, the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, and any other Governmental Authority that regulates the development of pharmaceutical or medical device products in any jurisdiction, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, off-label promotion, government health care program price reporting, good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable.  In addition, Sellers are operating in material compliance with, such Permits required for the conduct of the Sellers’ Business (collectively, the “Regulatory Permits”).  Sellers have fulfilled and performed all of their material obligations with respect to the Regulatory Permits, and, to the Knowledge of the Sellers, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Regulatory Permit.  Sellers have operated and are in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA or any other applicable Governmental Authority.  Sellers have not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other applicable Governmental Body alleging that any operation or activity of the Companies or any Subsidiary is or has been in violation of any applicable Law. Prior to the Closing Date, all Regulatory Permits will be assigned by Sellers to Purchaser pursuant to this Agreement. All requisite consents from third parties (including, without limitation, from any Governmental Authority) in connection with such assignment of Regulatory Permits have been, or will be, obtained prior to the Closing Date.

(b)           Schedule 5.11(b) lists each Product developed, manufactured, licensed, distributed or sold by Sellers.  All of the Products have been assigned by Sellers to Purchaser and will constitute Purchased Assets, Each Product manufactured by or on behalf of Sellers has been manufactured materially in accordance with (i) the product registration applicable to such Product, (ii) the specifications under which the Product is normally and has normally been manufactured, (iii) the applicable provisions of current “good manufacturing practices” and the “Quality Systems Rule” administered by the FDA or other Governmental Authority and (iv) without limiting the generality of Section 5.9, the provisions of all applicable Laws.  Sellers do not have any material liability arising out of any injury to individuals or damage to property arising from the products or services provided by any of the Sellers, or stemming from the ownership, possession, or use of any product manufactured, imported, sold or distributed by or on behalf of any of Sellers.  Sellers have not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Sellers with respect to products designed, manufactured, assembled, maintained, delivered or sold, or services rendered, by or on behalf of any of Sellers.

(c)                      Sellers have obtained all the currently applicable drug applications and drug submissions, or similar registrations or submissions required for the Products and all amendments and supplements thereto, and all other material permits required by the FDA to conduct the business as it is currently conducted (the “Regulatory Approvals”).  All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and  Sellers are in material compliance with each such permit held by or issued to them.  Except as listed on Schedule 5.11(c), Sellers are the sole and exclusive owner of the Regulatory Approvals and hold all right, title and interest in and to all such Regulatory Approvals.  Sellers have not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including without limitation, any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals. Prior to the Closing Date, all Regulatory Approvals will be assigned by Sellers to Purchaser pursuant to the Assignment. All requisite consents from third parties (including, without limitation, from any Governmental Authority) in connection with such assignment of Regulatory Approvals have been, or will be obtained prior to the Closing Date.

(d)           There is no action or proceeding by any Governmental Authority pending or, to the Knowledge of Sellers, or any of their Affiliates, threatened seeking the recall of any of the Products or the revocation or suspension of any Regulatory Approval.  Sellers have made available to Purchaser complete and correct copies of all Regulatory Approvals.  In addition, (i) Sellers have made available to Purchaser a complete and correct copy of the Product data; (ii) to the Knowledge of Sellers, all applicable Laws to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; (iii) to the Knowledge of Sellers, Sellers have filed with the relevant regulatory authorities all required material notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(e)           Schedule 5.11(e) lists all product registrations which are pending or maintained by Sellers and with respect to pending product registrations, the phase of clinical development of the Products which are the subject thereof.  A true and complete copy of each such product registration has been previously delivered to Purchaser. All product registrations which are pending or maintained by Sellers have been assigned by Sellers to Purchaser pursuant to this Agreement.

(f)           Sellers have no Knowledge of any Serious Adverse Events associated with the use of Products required to be reported to the FDA that have not been reported to the FDA in accordance with applicable Law.  Schedule 5.11(f) lists all (i) Products which since October 1, 2011 have been recalled, withdrawn or suspended by Sellers, whether voluntarily or otherwise, (ii) without limiting the generality of Section 5.9, completed or to the Knowledge of Sellers, pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) regulatory letters, warning letters, and letters of adverse findings received since October 1, 2011 by Sellers or, to the Knowledge of Sellers, any of its agents relating to Sellers or any of the Products, copies of which have previously been delivered to Purchaser.

(g)           To the Knowledge of Sellers, and except as set forth in the Disclosure Schedules or as to which adequate reserves have been established, there exist no set of facts: (i) which could furnish a reasonable basis for the recall, withdrawal or suspension of any material product registration, product license, export license or other license, approval or consent of any domestic or foreign Governmental Authority with respect to Sellers or any of the Products; or (ii) which could furnish a reasonable basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any clinical testing of any Product, or the change in marketing classification of any Product.

(h)           Except as set forth in Schedule 5.11(h), all Products which have been sold through Sellers have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order.  Except as disclosed in Schedule 5.11(h) hereto, Sellers have not received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of their Products.

(i)           As of the Closing Date, (i) all inventory will materially conform to the specifications therefor contained in the Regulatory Approvals and to the Regulatory Approvals and with the requirements of all applicable Governmental Authorities, and is capable of maintaining such until the expiration date therefor, and (ii) no material amount of inventory will be misbranded or adulterated in violation of Sections 501, 502 or 505 of the U.S. Food, Drug, and Cosmetic Act.

(j)           Sellers have not directly conducted any studies, tests and preclinical and clinical trials (“Studies”).

(k)           Sellers are and have been in material compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority.  Neither Sellers, nor any of their respective employees or agents, have made any untrue or fraudulent statements of material facts to the FDA or any other applicable Governmental Authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FDA or any other similar Governmental Authorities.

(l)           Neither Sellers, nor any of their officers, directors, or respective Affiliates, has been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FDA or any other Governmental Authority, and there are no proceedings pending or, to the Knowledge of Sellers threatened that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FDA or any other Governmental Authority.  Sellers have not received written notice of or been subject to any other enforcement action involving the FDA or any other Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the Knowledge of Sellers, threatened in writing against Sellers.  Neither Sellers, nor any of its officers, directors or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy.

(m)           Sellers have complied with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996 or any foreign equivalent and (ii) other applicable privacy laws.

(n)           Sellers are not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any governmental authority.

(o)           True and complete copies of all information, data, protocols, study reports, safety reports and/or other relevant documents and materials have been made available to Purchaser.

5.12           Compliance with Environmental Laws.   Sellers are in material compliance with all applicable Environmental Laws.  Except as set forth in Schedule 5.12, there have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued against Sellers impairment or damage, injury or adverse effect to the environment or public health and, to the Knowledge of Sellers, there have been no private complaints with respect to any such matters.  There is no material condition relating to any Properties of Sellers that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws and Sellers have  materially complied with Environmental Laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable Environmental Laws.

5.13           Legal Proceedings.  (a) Sellers are not a party to any pending or threatened legal, administrative or other proceeding, arbitration, mediation, or out-of-court settlement negotiation or to their Knowledge any investigation by any Governmental Authority, and (b) no Person who is or was within the last five years a director or officer of either of Sellers is a party to any pending, or threatened, legal, administrative or other proceeding, arbitration, mediation, or out-of-court settlement negotiation or to their Knowledge investigation by any Governmental Authority in their capacity as directors or officers of Sellers, except for any such matter which does not have a Material Adverse Effect on Sellers.  Sellers are not subject to any order, writ, injunction, decree or other judgment of any court.  Sellers are not subject to any decree or other similar judgment of any Governmental Authority.

5.14	Title to and Condition of Certain Property.

(a)           Sellers have and will have good and marketable title or leasehold interest to each item of equipment and other personal property included as a Purchased Asset and/or used in connection with such assets.

(b)           Except as set forth on Schedule 5.14, the buildings, structures, appurtenances, leasehold improvements, equipment, machinery, rolling stock and other tangible property owned or used by Sellers (i) are not, and as of the Closing Date, will not be in need of substantial maintenance or repairs (except for ordinary or routine maintenance or repairs), (ii) are, and as of the Closing Date will be, free of structural or non-structural defects, and (iii) have access to adequate water, sewer, gas, telephone and electric utilities which are in good working order; in each instance as is sufficient to conduct the business of Sellers as currently conducted.

(c)           Each item of equipment, personal property and asset of Sellers included as a Purchased Asset and/or used in connection with the operation of such assets shall remain with Purchaser as of the Closing Date.  None of the items of equipment, personal property and assets identified as Purchased Assets was imported under a temporary import or similar regulatory regime that would restrict the transfer, or would cause Purchaser to owe additional Taxes as a result of the transfer, of such property.

5.15           Real Property.  Schedule 5.15 sets forth the street address of each parcel of Real Property.  Purchaser has been delivered true and complete copies of all of the lease agreements relating to the Real Property.  Sellers enjoyed or enjoy peaceful and undisturbed possession of the Real Property.  Neither Sellers, nor Purchaser own any real property.  All construction and improvements made on the Real Property are, as of the Closing Date, not in need of substantial repairs except for ordinary or routine maintenance or repairs. Schedule 5.15 sets forth the monthly rent currently payable by Sellers to third parties under any lease agreements relating to the Real Property.

5.16           Governmental Authorizations.  Sellers have all material authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of such Sellers’ properties and operation of their business as presently operated.  No suspension, nonrenewal or cancellation of any of such permits is pending or, to the Knowledge of Sellers, threatened, and there is no reasonable basis therefor.  Sellers are not in conflict with, or in material default or violation of any such permits. Sellers have obtained, or prior to the Closing Date will obtain, all material authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the assignment of the ownership of such properties and operation of their business as presently operated by Sellers to Purchaser.

5.17	Employment Matters.

(a)           Schedule 5.17 contains a list of: (i) all employees of Sellers who will become employees of Purchaser, (ii) the monthly that will be payable by Purchaser to such employees, and (iii) a summary of the benefit such employees are entitled to.  As of the Closing Date, except as set forth on Schedule 2.5, there will be no unpaid salary accrued vacation days, unreimbursed expenses or any other amounts owing to such employees. There are no employment, consulting, severance or indemnification arrangements, arrangements which contain change of control provisions, agreements, or understandings between either of Sellers and any officer, director, consultant or employee.  Schedule 5.17(a) contains the names, job descriptions and annual salary rates and other compensation of all officers, directors, employees and consultants of  Sellers (including compensation paid or payable by Sellers under Seller retirement plans, the “Plans”), and a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or a description, if unwritten) has been delivered to Purchaser.

(b)           Sellers have materially complied with all applicable employment Laws, including payroll and related obligations, benefits, and social security, and does not have any material obligation in respect of any amount due to employees of Sellers or government agencies, other than normal salary, other fringe benefits and contributions accrued but not payable on the date hereof.

(c)           Schedule 5.17(c) sets forth a complete list of the Plans.  The Plans shall all be Excluded Liabilities and shall not be assigned to Purchaser.

Without limiting the generality of Section 5.9, each Plan has been materially administered in accordance with its terms and applicable Law.  With respect to the Plans, (i) no event has occurred and there exists no condition, facts or circumstances, which could give rise to any material liability of Sellers under the terms of such Plans or any applicable Law, (ii) Sellers have paid or accrued all material amounts required under applicable Law and any Plan to be paid as a contribution to each Plan through the date hereof, (iii) Sellers have set aside adequate reserves to meet contributions which are not yet due under any Plan, except for any failure which will not have a Material Adverse Effect, (iv) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employee contributions to such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (v) each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

On the date hereof, no Plan has been, (i) terminated, (ii) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder or (iii) amended in any manner which would materially increase the cost to Purchaser of maintaining such Plan.  No Plan provides retiree medical or retiree insurance benefits to any Person.  Except as disclosed or identified in Schedule 5.17(c), there are no amounts due or owing to any employee of Sellers for any accrued salary, remuneration, compensation and/or benefit, including, without limitation, amounts due for accrued vacation, sick leave or commissions.

5.18           Labor Relations.  There is no strike or dispute pending or threatened involving any employees of Sellers.  None of the employees of Sellers are a member of any labor union and Sellers are note a party to, otherwise bound by, or threatened with any labor or collective bargaining agreement.  None of the employees of Sellers are known to be engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit.  Without limiting the generality of Section 5.9, (a) no unfair labor practice complaints are pending or threatened against Sellers, and (b) no Person has made any claim, and there is no basis for any claim, against Sellers under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

5.19           Contracts.  Schedule 5.19 sets forth a list of all Contracts, including, without limitation with respect to Sellers:

(a)           each partnership, joint venture or similar agreement between Sellers and another Person;

(b)           each contract or agreement under which Sellers have created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than US$35,000 in principal amount or under which Sellers have imposed (or may impose) a Lien on any of its assets, whether tangible or intangible securing indebtedness in excess of US$35,000;

(c)           each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of Sellers of more than US$35,000 per year;

(d)           each contract or agreement which involves or contributes to Sellers, aggregate annual remuneration which exceeds 5% of such consolidated annual net revenues for the twelve months ended December 31, 2012 of Sellers;

(e)           all leases and subleases from any third person to Sellers, in each case requiring annual lease payments in excess of US$35,000;

(f)           each contract or agreement to which Sellers or any of its Affiliates is a party limiting the right of Sellers: (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by Sellers or (ii) to solicit any customer or client;

(g)           fire, casualty, liability, title, worker’s compensation and all other insurance policies and binders maintained by Sellers;

(h)           all collective bargaining or other labor union contracts or agreements to which Sellers is a party or applicable to persons employed by Sellers;

(i)           all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property of Sellers; and

(j)           all other contracts or agreements which individually or in the aggregate are material to Sellers or the conduct of its business, other than those which are terminable upon no more than 30 days’ notice by Sellers without penalty or other adverse consequence.

A list of the Contracts that are Purchased Assets, Excluded Assets and Assumed Liabilities, are set forth in respectively in Schedule 2.1, 2.2 and 2.6 of this Agreement.

Schedule 5.19 further identifies each of the Contracts which contain anti-assignment, change of control or notice of assignment provisions.  The Contracts are each in full force and effect and are the valid and legally binding obligations of Sellers which is a party thereto and, to the Knowledge of Sellers, are valid and binding obligations of the other parties thereto.  To the Knowledge of Sellers, neither Sellers are not a party to, nor is their business or any of their assets bound by, any material oral agreement.  Sellers are not in default under its default under any Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default.

5.20	Tax Matters. Except as set forth on Schedule 5.20:

(a)           All tax returns required to be filed on or before the Closing Date by or with respect to Sellers have (or by the Closing Date will have) been duly filed or the time for filing such tax returns shall have been validly extended to a date after the Closing Date.  Except for taxes reflected or reserved against in the Unaudited Financial Statements, Sellers have paid all taxes due and with respect to taxes not yet due, all such taxes not yet paid have been appropriately reserved against in accordance with GAAP.  Sellers are not subject to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for federal income tax purposes.  Sellers are not a party to any tax sharing agreement.

(b)           As of the date hereof, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of Sellers and no power of attorney with respect to any such taxes, has been executed or filed with the IRS or any other taxing authority that remains in force.

(c)           Except for an audit of the 2009 federal income tax return by the IRS, which has been closed, during the last 5 years there has been no and as of the date hereof there are no presently pending audits or other administrative proceedings or court proceedings with respect to any taxes of Sellers.  No claim has ever been made by a governmental entity in a jurisdiction where Sellers does not file a tax return that any of Sellers is or may be subject to taxation by that jurisdiction.

(d)           All taxes required to be withheld by either of Sellers have been duly and timely withheld, and such withheld taxes have been duly and timely paid to the appropriate governmental entity.

(e)           There are no tax liens upon the assets of Sellers except liens for taxes not yet due and payable.

(f)           All Taxes owed by Sellers as of the Closing Date shall be Excluded Liabilities.

5.21           Guaranties.  Except as set forth on Schedule 5.21, Sellers are not a party to any guaranty, and no Person is a party to any guaranty for the benefit of Sellers. Except as expressly set forth on the schedule of Assumed Liabilities, all guaranties set forth on Schedule 5.21 shall be Excluded Liabilities.

5.22           Insurance.  Set forth on Schedule 5.22 is a list of all insurance policies providing insurance coverage of any nature to Sellers, the amount of any premiums paid under such policies and the expiration date under such policies.  Sellers have previously delivered to Purchaser a true and complete copy of all of such insurance policies as amended.  Such policies are sufficient for the compliance by Sellers with all requirements of Law and all Contracts.  All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and Sellers have complied with all terms and conditions of such policies, including the payment of premium payments.  None of the insurance carriers has indicated to Sellers an intention to cancel any such policy.  Sellers do not have any claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim. As of the Closing Date, the insurance policies of Sellers with respect to the Purchased Assets shall be in full force and effect and Purchaser shall be named as an additional insured under such policies. Any premiums under any insurance policies set forth on Schedule 5.22 that were incurred by Sellers prior to the Closing Date shall be Excluded Liabilities.

5.23           Inventories.  The inventories of  Sellers shown on the balance sheets included in the Unaudited Financial Statements and the inventories of  Sellers as of the Closing Date are stated and at not more than the lower of cost (on a first-in first-out basis) or market, and are  saleable in  the ordinary course of business do not include any material items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of Sellers as currently conducted or any items whose expiration date has passed or will pass within six months of the date hereof and of Closing (which, with respect to items which do not have an expiration date, shall in any event not include quantities of items not usable or salable within twelve months from the date hereof), the value of which has not been fully written down or reserved against in the Unaudited Financial Statements.  Purchaser will receive adequate quantities and types of inventory to enable it to conduct its business consistent with past practices and currently anticipated operations of Sellers.  All inventories of Sellers have been assigned to Purchaser and constitute Purchased Assets. Schedule 5.23 sets forth a list of all of each of Sellers’ inventory as of the Closing Date.

5.24           Intellectual Property Rights.  Schedule 5.24 sets forth a complete and correct list of all Intellectual Property that is owned by Sellers and the Intellectual Property that Sellers have a license, sublicense or other permission to use.  Except as set forth in Schedule 5.24, Sellers own all right, title and interest in and to, or have a license, sublicense or other permission to use, all of the Intellectual Property, free and clear of all liens, claims, covenants or other encumbrances. Sellers are not aware of any facts or circumstances that are likely to give rise to any defect, lien, or encumbrances on the Intellectual Property.  Neither Sellers nor any of their Affiliates have received any  notice or claim (whether written, oral or otherwise) challenging the inventorship or Sellers’ ownership of any Intellectual Property (in whole or in part) or suggesting that any third party has any claim of legal or beneficial ownership with respect to any Intellectual Property. All necessary registration, maintenance and renewal fees in connection with such Intellectual Property have been paid.  Sellers have obtained and recorded previously executed assignments for all Intellectual Property as necessary to fully perfect Sellers’ rights and title therein in accordance with governing law and regulations in each applicable jurisdiction, including written assignments to Sellers from each inventor/owner of all patents and other intellectual property.

The Intellectual Property constitutes all patents and patent applications, and technology, know-how and information owned or licensed to Sellers relating to the manufacture, use or sale of the Products.  If any of the patents are terminally disclaimed to another patent or patent application, all patent applications subject to such terminal disclaimer are also included in the acquired Intellectual Property. To Sellers’ Knowledge, no patent has been involved in any past or pending action, suit, investigation, claim or proceeding (including any reexamination), nor to the knowledge of the Sellers has any patent been threatened with any such action, suit, investigation, claim or proceeding. No acts of Sellers or any of its affiliates, or any party acting on behalf of or at the direction of Sellers or any of its affiliates, have invalidated or will invalidate any patent under the laws of any jurisdiction (including under 35 U.S.C. §102(b)) including through (i) disclosure of the invention or circulation of a printed publication that describes the claimed invention, (ii) public use of the claimed invention, or (iii) sale or offer for sale of the claimed invention more than one year prior to the application for such patent.

To the Knowledge of Sellers, no patent that has issued has ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.  Neither Sellers nor any of its affiliates have received any information, notice, or claim challenging or questioning the validity or enforceability or alleging the misuse of any patent other than during the prosecution of each particular patent before the U.S. Patent and Trademark Office or other corresponding foreign patent office.  To the Knowledge of Sellers, no patent that has issued is invalid or unenforceable, and no acts of Sellers, its affiliates or anyone acting on their behalf has committed fraud upon the United States Patent and Trademark Office or any other patent office with regard to any patent.  Sellers have no information qualifying as prior art that would invalidate any of the patents that have issued.  To the Knowledge of Sellers, neither Sellers nor any of their affiliates have committed any illegal tying, illegal term extension, patent misuse, other illegal anti-competition activities, laches, estoppel, waiver, inequitable conduct in violation of 35 CFR 1.56 or other law, in each case, that, if litigated, would result in the unenforceability or invalidity of any patent.

There have been no claims made against Sellers or any of their respective Affiliates asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to the Knowledge of Sellers, no grounds for any such claims exist.  Neither Sellers nor any of their respective Affiliates has made any claim of any violation or infringement by others of its rights in the Intellectual Property, and, to the Knowledge of Sellers, and its respective Affiliates, no grounds for any such claims exist.  Neither Sellers nor any of their respective Affiliates has received any notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property and, to the Knowledge of Sellers, and its respective Affiliates, the use of the Intellectual Property by Sellers, or any of its Affiliates, is not infringing and has not infringed upon any rights of any other Person.  No interest in any of the Intellectual Property has been assigned, transferred, licensed or sublicensed by Sellers or any of their respective Affiliates to any Person.  Neither Sellers nor any of their respective Affiliates has Knowledge of any act or failure to act by any of them or any of their respective directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of any of the Intellectual Property.

Sellers have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used, or held by Sellers in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets.  To the Knowledge of Sellers, such trade secrets have not been used, disclosed to, or discovered by any Person except pursuant to valid and appropriate non-disclosure, license, or any other appropriate Contract which has not been breached.

All Intellectual Property of Sellers has been assigned to Purchaser hereunder and constitutes Purchased Assets.

5.25           Power of Attorney.  Except for the power of attorney granted to Paritz and Co., CPA’s in connection with the federal income tax audit referred to in Section 5.20, above, Sellers have not issued, granted or executed any powers of attorney on behalf of Sellers which is in force at the Closing Date.

5.26           Absence of Material Adverse Effects.  Except as contemplated by Schedule 5.26, since December 31, 2012, Sellers have conducted their business only in the ordinary and usual course and in a manner consistent with past practices and, since such date there has been no Material Adverse Effect and Sellers have not engaged or agreed to engage in any actions described in Section 7.1.

5.27           Accounts and Notes Receivable and Payable.  Set forth on Schedule 5.27 is a true and complete aged list of unpaid accounts and notes receivable owing to and pledged by Sellers to its factor, Midland American Capital Corporation, if any, as of the date hereof.  All of such accounts and notes receivable and payable constitute bona fide, valid and binding claims arising in the ordinary course business of Sellers.  Except as set forth on Schedule 5.27, there is no agreement for deduction, free goods, discounts, or other deferred price or adjustment to such receivables.  Except as set forth on Schedule 5.27, (i) all receivables owing to Sellers are less than thirty (30) days old, and (ii) to the Knowledge of Sellers, are fully collectible and (ii) will be collected in the ordinary course of business.  All unpaid accounts and notes receivable owing to Sellers, if any,  have been assigned to Purchaser. Only those accounts and note receivable owed by Sellers that are listed as Assumed Liabilities have been assigned and assumed by Purchaser prior to the Closing Date.

5.28           Related Parties.  Except as disclosed in Schedule 5.28, no officer, director, or employee of Sellers, or any of their respective spouses or family members has, directly or indirectly, (a) any ownership interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, supplier or customer of Sellers; (b) any ownership interest in any property or asset, tangible or intangible, including any Intellectual Property, used in the conduct of either business of Sellers; (c) any interest in or is, directly or indirectly, a party to, any Contract; (d) any contractual or other arrangement with Sellers, or any competitor, supplier or customer of Sellers; (e) any cause of action or claim whatsoever against, or owes any amount to, Sellers; or (f) any Liability to Sellers.

5.29           Subsidiaries.  BZNE has no Subsidiaries other than Baker Cummins Corp., a Nevada corporation and Biozone Laboratories, Inc., a California corporation.

5.30           Banks.  Schedule 5.30 sets forth (i) the name of each bank, trust corporation or other financial institution and stock or other broker with which Sellers has an account, credit line or safe deposit box or vault, (ii) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of Sellers in matters concerning their business or affairs.  Except as otherwise set forth in Schedule 5.30, no such proxies, powers of attorney or other like instruments are irrevocable.

5.31           Accuracy of Information Furnished. To the Knowledge of Sellers, no representation, statement or information contained in this Agreement (including the various exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to Purchaser or its representatives by Sellers, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein and therein not misleading.  Copies of all documents listed or described in the various exhibits attached hereto and provided by Sellers to Purchaser are true, accurate and complete.

5.32           Knowledge.  Sellers have sufficient knowledge, experience and sophistication in business matters, and are capable of evaluating the merits and risks of the Transactions and of making an informed investment decision with respect thereto. Sellers further confirm that the Closing shall indicate that Sellers and its advisors were given the opportunity to examine the financial and business situation of Purchaser and to ask questions and receive answers from the management of Purchaser.

5.33           Title to the Purchase Assets.  Upon the consummation of the Transaction, Sellers shall have transferred  to Purchaser good and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances, except for those Permitted Encumbrances or limitations expressly identified on Schedule 2.4.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MSLP

MSLP and the Purchaser hereby jointly and not severally represent and warrant to the Sellers as of the date hereof and as of the Closing Date that:

In order to induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser and MSLP, jointly and severally, make the representations and warranties set forth below to Sellers on the date hereof.

6.1           Organization.  MSLP is corporation duly organized and validly existing under the laws of the State of Nevada.  Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada.

6.2           Authorization; Enforceability.  Each of Purchaser and MSLP have all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby.  The execution and delivery of the Transaction Documents by each of Purchaser and MSLP, and the consummation by Purchaser and MSLP of the Transactions contemplated thereby have been duly authorized by all requisite corporate action.  This Agreement has been duly executed and delivered by each of Purchaser and MSLP, and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

6.3           No Consent, Violation or Conflict.  The execution and delivery of the Transaction Documents by MSLP, the consummation by each of Purchaser of the transactions contemplated thereby, and compliance by each with the provisions hereof: (a) do not and will not violate or, if applicable,  conflict with any provision of Law, or any provision of ‘such party’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any instrument or agreement to which Purchaser or MSLP is a party or by which Purchaser, MSLP or their respective properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing Date or any breaches or defaults which would not affect Purchaser and MSLP’s ability to consummate the transactions contemplated thereby.  The consummation of the transactions contemplated hereby will not require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than compliance with the applicable requirements of the Exchange Act and the Securities Act.

6.4           Brokers.  Neither Purchaser nor MSLP has employed any financial advisor, broker or finder and each has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement, which would be payable by the Sellers.

6.5           Consent of Governmental Authorities.  Purchaser and MSLP have obtained, or will have obtained prior to the Closing, all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing with any Governmental Authority, or any other Person, is required to be made or obtained by Purchaser and MSLP in connection with the execution and delivery of the Transaction Documents by Purchaser, or the consummation by Purchaser of the transactions contemplated thereby.

6.6           Legal Proceedings.  Except as reported on the SEC Documents, there is no action, claim, dispute, suit, investigation or proceeding pending or, to Purchaser’s and MSLP’s Knowledge, threatened against either Purchaser or any of their respective properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents, or to perform its obligations thereunder.

6.7           Knowledge.  Each of Purchaser and MSLP has sufficient knowledge, experience and sophistication in business matters, and is capable of evaluating the merits and risks of its purchase of the Exchangeable Shares and of making an informed investment decision with respect thereto.  Purchaser further confirm that the by Closing Date, each shall indicate that each of Purchaser and their advisors were given the opportunity to examine the financial and business situation of each of Sellers and to ask questions and receive answers from the management of each of Sellers.

6.8           Validity of Stock Consideration.  When issued and delivered in accordance with this Agreement, the Stock Consideration shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable and (b) free and clear of any Liens, except as provided in the escrow provisions specified in this Agreement and the lock-up provisions specified in this Agreement.

6.9           SEC Documents and Compliance.  Since February 18, 2010, MSLP has filed SEC Documents.  As of their respective filing dates the SEC Documents (a) did not (or with respect to SEC Documents filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the Commission thereunder.

ARTICLE VII.
COVENANTS

7.1           Interim Operations of the Companies.

(a)           Sellers covenant and agree that, from the date hereof until the Closing Date, Sellers shall operate the business in accordance with its ordinary course and past practice, including the use of QuSomes, HyperSorb and EquaSomes drug delivery technologies.  In addition, during the period commencing on the date hereof and until the Closing Date, Sellers shall, except to the extent MSLP specifically gives its prior written consent to the contrary:

(i)           use its best efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it;

(ii)           use its best efforts to keep available to Sellers the services of their officers,  employees and agents;

(iii)           promptly furnish to Purchaser a copy of any correspondence received from or delivered to any Governmental Authority;

(iv)           maintain and keep its properties and assets in the same repair and condition as they were on the date of this Agreement;

(v)           continue the approval process in the ordinary course of business with respect to obtaining lease assignments,

(vi)           continue and maintain the approval process in the ordinary course of business with respect to the Products and any products being developed by Sellers; and

(vii)           continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date of this Agreement.

(b)           Additionally, during the period from the date of this Agreement to the Closing Date, except with the prior consent of Purchaser, Sellers shall not, directly or indirectly:

(i)   amend or otherwise change their Organizational Documents;

(ii)   redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

(iii)   declare or pay any dividend or other distribution;

(iv)   sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice and disposition of obsolete inventory and assets that are not included as assets on the consolidated Balance Sheet of Sellers or have been written off subsequent to September 30, 2013;

(v)   grant, make or subject itself or any of its assets or Properties to any Lien, other than in the ordinary course of business;

(vi)   create, incur or assume any liability or indebtedness which would remain with Purchaser after the Closing Date, except for the Assumed Liabilities;

(vii)   enter into, amend or terminate any Contract except in the ordinary course of business;

(viii)   commit to make any capital expenditures which would be payable by Purchaser after the Closing Date;

(ix)   grant any guaranty;

(x)   waive, release, assign, settle or compromise any material claim or litigation except in the ordinary course of business;

(xi)   except as required by Law, increase the compensation payable or to become payable to directors, officers, employees, consultants or agents or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any of the foregoing Persons or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of the foregoing Persons;

(xii)   acquire (including, without limitation, by merger, consolidation or Transactions of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;

(xiii)   alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

(xiv)   make any Tax election or settle or compromise any material federal, state or local or federal income Tax Liability;

(xv)   change its accounting practices, methods or assumptions;

(xvi)   enter into any commitment or transaction, which would survive the Closing Date, except in the ordinary course of business consistent with past practice;

(xvii)   accelerate, terminate, modify or cancel any written Contract;

(xviii)   grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party;

(xix)   take or omit to take any action which would render any of Sellers’ representations or warranties untrue or misleading, or which would be a breach of any of Sellers’ covenants;

(xx)   enter into any Contract, transaction or arrangement with any Affiliate;

(xxi)   knowingly take any action which could have a Material Adverse Effect; or

(xxii)   agree, whether in writing or otherwise, to do any of the foregoing.

7.2           Maintenance of Personnel.  During the period from the date of this Agreement to the Closing Date, Sellers agree to cooperate and provide adequate personnel to permit the conduct of the activity contemplated in Section 7.1(a)(i).

7.3           Consent of Governmental Authorities and Others.  Each of Purchaser and MSLP, on the one hand, and each of Sellers, on the other, agree to file, submit or request (or cause to be filed, submitted or requested) promptly after the date of this Agreement and to prosecute diligently any and all (a) applications or notices required to be filed or submitted to any Governmental Authorities, and (b) in the case of Sellers, except as set forth on Schedule 2.7, requests for consents and approvals of Persons required to be obtained in connection with the transactions contemplated by this Agreement and the Assignment.  Each of Purchaser and MSLP, on the one hand, and each of Sellers, on the other, shall promptly make available to the other or to a relevant Governmental Authority, as the case may be, such information as each of them may reasonably request relative to its business, assets and property as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any Governmental Authority, and shall update by amendment or supplement any such information given in writing.  Each of Purchaser and MSLP, on the one hand, and each of Sellers, on the other, represent and warrant to the other that such information, as amended or supplemented, shall be true in all material respects and not misleading.

7.4           Due Diligence Review.  Sellers shall (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford Purchaser and Purchaser’s officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested.

7.5           Exclusivity. Sellers shall not, and shall not permit any of their respective officers, directors, managers, employees, affiliates or representatives (including, without limitation, any of their respective investment bankers, attorneys, accountants or other advisors) to, directly or indirectly, (i) solicit, initiate, support or encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiries with respect to a potential or actual Alternative Transaction or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Alternative Transaction; (ii) enter into, maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or any Alternative Transaction; (iii) agree or allow Sellers to agree to endorse or support any Alternative Transaction; or (iv) cause or allow Sellers or any of its respective officers, directors, managers, employees, affiliates or representatives to do any of the foregoing.  Sellers shall, and shall cause their respective officers, directors, managers, employees, affiliates or representatives (including, without limitation, any of their respective investment bankers, attorneys, accountants or other advisors) to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser or MSLP) conducted heretofore with respect to any Alternative Transaction.

7.6           Notice of Developments.  During the period from the date of this Agreement to the Closing Date, each party will give prompt written notice after discovery thereof to the others of any material adverse development causing a breach of any of such party’s representations, warranties and covenants set forth herein.  No disclosure by any party pursuant to this Section 7.6, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

7.7           Use of Name.  Sellers hereby agree that, from and after the Closing, Sellers and their respective Affiliates shall have no right to the use of the names “Biozone”, “Biozonelaboratories.com”, “Biozonelabs.com”, “Biozone.com” (and similar domain names), “Biozone Pharmaceuticals”, “Biozone Laboratories”, “Biozone Partners”, “Biozone Therapeutics”, “QuSomes”, “HyperSorb”, “Intense C Serum PM” and “EquaSomes” or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the Sellers business, including any name or mark confusingly similar thereto and the trademarks and service marks listed on Schedule 2.1.  Sellers hereby agree that, from and after  one hundred twenty (120) days after the Closing, Sellers shall not, and shall not permit their respective Affiliates to, use such names or any variation or simulation thereof or any of the trademarks and service marks listed on Schedule 2.1.  Accordingly, Sellers agree to take all such actions as may be necessary to change the names of such entities so that their names no longer include references to “Biozone”, Biozone Pharmaceuticals”, “Biozone Laboratories”, “Biozone Partners”, “Biozone Therapeutics”, or similar names as of one hundred twenty (120)  days after the Closing Date.

ARTICLE VIII.
CONDITIONS PRECEDENT

8.1              Conditions Precedent to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)         Representations and Warranties True.  The representations and warranties of the Sellers, as excepted in the relevant Disclosure Schedules, shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.

(b)         Covenants Performed.  The covenants of Sellers contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.

(c)         No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to Sellers, the impact of which the parties have not been able to resolve to the satisfaction of the parties, acting in good faith and in a commercially reasonable manner.

(d)         Sellers’ Certificate.  Sellers shall have delivered to Purchaser certificates executed by authorized representatives of Sellers on behalf of Sellers, dated the Closing Date, certifying in such detail as Purchaser may reasonably request, that the conditions specified in this Section have been fulfilled.

(e)         No Litigation.  No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(f)         Consents.  Sellers shall have obtained all authorizations, waivers, consents and approvals of, and made all filings, applications and notices with, Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Assignment, each of which shall have been obtained without the imposition of any adverse term or condition.

(g)         Organizational Documents.  Sellers shall have delivered to Purchaser certified Organizational Documents and good standing certificates for each of Sellers.

(h)         Escrow Agreement.  Sellers and the Escrow Agent shall execute and deliver the Escrow Agreement in form and substance reasonably acceptable to the parties by the time of the Closing Date.

(i)         Delivery of Audited Financial Statements.  Sellers shall have delivered to Purchaser the Audited Financial Statements and Unaudited Financial Statements.

(j)         FIRPTA Certificate.  Sellers shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date, or such other date as Purchaser shall specify, sworn to under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to § 1445 of the Code stating that Sellers each are not a “Foreign Person” as defined in such Code section.

(k)         License Agreement.  Sellers and MSLP shall enter into a mutually agreeable License and Marketing Agreement (the “License Agreement”).

(l)         Lockup Agreement. BZNE and Purchaser shall enter into a mutually agreeable lock-up agreement with respect of the Disposition of the lock-up Shares during the Lock-up Period as contemplated in this Agreement (the “Lockup Agreement”).

(m)         Satisfactory Due Diligence.  Purchaser shall have completed and be satisfied in all respects with, the results of their ongoing due diligence investigation of the business, assets, operations, properties, financial condition, contingent liabilities, prospects and material agreements of the Sellers.

(n)         Fairness Opinion. Purchaser shall have received a fairness opinion satisfactory to the Purchaser from the Purchaser’s financial adviser with respect to the Stock Consideration payable to BZNE in connection with the Transactions contemplated herein

(o)         Keller Employment Agreement.  MSLP and Brian Keller shall have executed and delivered the Keller Employment Agreement.

(p)         Oertle Employment Agreement.  MSLP and Christian Oertle shall have executed and delivered the Oertle Employment Agreement.

(q)         Keller Resignation and Release.  BZNE and Brian Keller shall have executed and delivered the Keller Resignation and Release.

(r)         Oertle Resignation and Release.  BZNE and Christian Oertle shall have executed and delivered the Oertle Resignation and Release.

(s)         Removal of Obsolete Inventories.  Sellers will remove and clean up obsolete inventories in a manner reasonably acceptable to the Purchaser.

(t)         Guarantee.  BZNE shall execute and deliver a guarantee in form and substance satisfactory to the Purchaser guaranteeing that receivables collected under that certain Factoring and Security Agreement by and between Biozone Laboratories, Inc. and Midland American Capital Corporation dated March 2013 shall  exceed the payables thereunder; provided, however, that the Guarantee shall require the Purchaser to use reasonable efforts to collect the customer accounts receivables and shall not credit any payments from customers for services rendered after the Closing Date until all receivables  as of the Closing Date have been paid in full for a particular customer.

8.2              Conditions Precedent to the Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)         Representations and Warranties True.  The representations and warranties of Purchaser and MSLP contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.

(b)         Covenants Performed.  The covenants of Purchaser contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.

(c)         No Litigation.  No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(d)         Purchaser’s Certificate.  Purchaser shall have delivered to Sellers a certificate executed by an authorized officer of Purchaser dated the Closing Date certifying that the conditions specified in this Section above have been fulfilled.

(e)         Escrow Agreement.  Purchaser, MSLP and the Escrow Agent shall execute and deliver the Escrow Agreement in form and substance reasonably acceptable to the parties by the time of the Closing Date.

(f)         No Material Adverse Effect.  There shall not have occurred any event which could reasonably be deemed to have a Material Adverse Effect in the business or prospects of Purchaser.

(g)         License Agreement.  Sellers and MSLP shall have entered into the License Agreement.

(h)         Keller Employment Agreement.  MSLP and Brian Keller shall have executed and delivered the Keller Employment Agreement.

(i)         Oertle Employment Agreement.  MSLP and Christian Oertle shall have executed and delivered the Oertle Employment Agreement.

ARTICLE IX.
ADDITIONAL AGREEMENTS

9.1           Prohibited Actions Following the Closing.

(a)           The Restricted Parties, Purchaser and MSLP mutually acknowledge that a material inducement for Purchaser entering into this Agreement is the Restricted Parties’ recognition that they are voluntarily foregoing their right to compete with the Company Business for the Restrictive Period.  The Restricted Parties further acknowledge that, receipt by Sellers of Stock Consideration in connection with the consummation of the Contemplated Transactions, they have been paid good and valuable consideration for their relinquishment of their right to compete with the Business, that their violation of the restrictions outlined herein would constitute a breach of this Agreement as well as effect unfair competition by virtue of their possession of confidential information and trade secrets, and that monetary damages would be inadequate to compensate Purchaser for such violation and unfair competition, thereby effecting irreparable harm. Accordingly, during the Restricted Period, the Restricted Parties shall not, individually or in conjunction with any other Person, including their Affiliates, and shall cause their officers and managers, to the extent such officers and managers are employed by the Restricted Parties and to the extent such officers and managers are acting on the Restricted Parties’ behalf, not to, directly or indirectly, take any of the following actions anywhere in the United States:

(i)           own (other than beneficial ownership of five percent (5%) or less of the outstanding shares of a publicly traded company), manage, control or participate in the ownership, management or control of, or consult with, or be a director or Affiliate of, any entity, individual or group of individuals which engages in the Company Business;

(ii)           solicit, knowingly employ, or attempt to entice away any person who is an employee or officer of Purchaser, MSLP or any of its Affiliates  (collectively, the “Protected Companies”) other than any employee that has been terminated by a Protected Company after the Closing; and

(iii)           unless compelled by applicable Law, disparage, criticize, seek to embarrass or defame any of the Protected Companies, the members of their governing boards, their officers or employees in their capacities as such, or knowingly or willfully harm the business interests, reputation or goodwill of the Protected Companies.

(b)           The covenants and undertakings contained in this Section 9.1 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 9.1 will cause irreparable injury to Purchaser and MSLP, the amount of which would be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at Law for any breach of this Section 9.1 will be inadequate.  Therefore, Purchaser and MSLP shall be entitled to seek a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 9.1 without the necessity of proving actual damage or posting any bond whatsoever.  The rights and remedies provided by this Section 9.1 are cumulative and in addition to any other rights and remedies which Purchaser and MSLP may have hereunder or at law or in equity.

(c)           The Parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 9.1 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

9.2           Confidentiality.  Sellers acknowledge that all confidential or proprietary information with respect to the business and operations of each of Sellers is valuable, special and unique.  Sellers shall not, at any time before or after the Closing Date (except as required in connection with its services to either Purchaser or MSLP) disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to either Purchaser or MSLP, whether or not for Sellers’ own benefit, without the prior written consent of Purchaser, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business,  pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to either Purchaser or MSLP which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by Sellers or a Person to whom Sellers has provided such information.  Sellers acknowledge that MSLP would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of Purchaser and MSLP.

9.3           Continuing Obligations.  The restrictions set forth in Sections 9.1 and 9.2 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of each of Purchaser, MSLP and Sellers.  Sellers acknowledge that Purchaser and MSLP would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event the covenants contained in Sections 9.1 and 9.2 were not complied with in accordance with their terms.  Accordingly, Purchaser, MSLP and Sellers agree that any breach or threatened breach of any provision of Sections 9.1 and 9.2 shall entitle Purchaser and MSLP to injunctive and other equitable relief, without requirement of posting a bond or other surety, to secure the enforcement of these provisions, in addition to any other remedies which may be available to Purchaser and MSLP, and that Purchaser and MSLP shall be entitled to receive from the breaching parties reimbursement for all attorneys’ fees and expenses incurred by Purchaser and MSLP in enforcing these provisions.  In addition to its other rights and remedies, Purchaser and MSLP shall have the right to require any party who breaches any of the covenants contained in Sections 9.1 and 9.2 to account for and pay over to Purchaser and MSLP all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by such breaching party from the action constituting such breach.  If a party breaches the covenants set forth in Section 9.1, the running of the Restrictive Period shall be tolled with respect to such party for so long as such breach continues.  It is the desire and intent of the parties that the provisions of Sections 9.1, 9.2 and 9.3 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  If any provisions of Sections 9.1, 9.2 and 9.3 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable.  If any provisions of Sections 9.1, 9.2 and 9.3 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

9.4           Investment Intent; Accredited Investor Status; Restrictions on Sale.

(a)           Sellers represent that they has such knowledge and experience in business or financial matters that it is capable of evaluating the merits and risks of an investment in the Stock Consideration.  Sellers acknowledge the restrictions set forth in the Lockup Agreement and understands and further acknowledges that the Stock Consideration has not been registered with the SEC and that Sellers may not sell, transfer or otherwise dispose of all or any portion of the Stock Consideration except (i) in accordance with the provisions of Rule 144 under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act or (iii) upon receipt by Purchaser of an opinion of counsel acceptable to Purchaser to the effect that such sale, transfer or disposition is otherwise exempt from registration under the Securities Act.  Certificates representing the Stock Consideration shall bear a standard Securities Act of 1933 restrictive legend and a lock-up legend.

(b)           In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Sellers hereby agree that they will not, directly or indirectly, and will not permit any of its successors or assigns to engage in any Disposition of the Locked-Up Shares during the Lock-Up Period, provided however, the foregoing will not be subject to Leak-Out Rights, except as otherwise permitted by the Lock-Up Agreement. Notwithstanding the foregoing, the Lock-Up Agreement shall permit private sales to third parties of the Lock-Up Shares so long as the third party purchasers shall execute and deliver to the Purchaser the Lock-Up Agreement thereby agreeing to be bound by the obligations set forth in the Lock-Up Agreement.

9.5           Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, Sellers shall retain all liability with respect to, and shall indemnify and hold harmless Purchaser and MSLP, and their respective Affiliates, for, any change in control payment, severance payment, transaction bonus, retention bonus or similar payment to which any director, member, manager, employee or former employee of Sellers may be entitled in connection with the transactions contemplated by this Agreement (whether contingent or otherwise).

9.6           Tax Matters.

(a)           In the case of a Straddle Period, the amount of any taxes based on or measured by income or receipts of Sellers for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Sellers holds a beneficial interest shall be deemed to terminate at such time) and the amount of other taxes of Sellers for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)            INTENTIONALLY OMITTED.

(c)           INTENTIONALLY OMITTED.

(d)           Purchaser and Sellers shall (and shall cause their respective Affiliates to): (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any tax return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to taxes, which shall include Purchaser’s obligation to provide Sellers, consistent with past practice (including with respect to timing for delivery), the information needed for the preparation of all consolidated, combined, unitary, affiliated or similar tax returns, on the one hand, and Sellers, on the other hand, through the Closing Date and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such tax return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.  Sellers shall not destroy any records or information relating to any tax compliance matter or tax liability or predecessors without first notifying Purchaser and offering Purchaser the opportunity to make copies or to take possession of such records or information.

(e)           INTENTIONALLY OMITTED

(f)           Sellers shall be liable for all Transfer Taxes and Sellers shall, at their own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, Purchaser will, and will cause its affiliates to, join in the execution of any such tax returns and other documentation.

(g)           The parties agree that, for federal and state income tax purposes, the purchase price shall be allocated among the Purchased Assets in accordance with a schedule (the “Allocation Schedule”), which shall be prepared by Purchaser and reviewed and approved by Sellers at least five (5) days prior to the Closing Date; provided, however, that in the event that the Sellers shall fail to approve the Allocation Schedule, then any final determination of the Allocation Schedule shall be made by MSLP. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Sellers agree to complete and timely file Internal Revenue Service Form 8594 in accordance with the Allocation Schedule and to furnish Purchaser with a copy of such form prepared in draft form at least forty-five (45) days prior to the filing due date of such form.  Neither Sellers nor Purchaser shall file any return or take a position with any taxing authority that is inconsistent with the Allocation Schedule.  Sellers agree to revise such Form 8594 after all adjustments, if any, have been made to the Purchase Price in accordance with the provisions of this Agreement.  The parties shall promptly advise each other of the existence of any Tax audit, controversy or litigation related to the purchase price allocation.

ARTICLE X.
SURVIVAL AND INDEMNIFICATION

10.1           Survival of the Representations and Warranties.  The representations and warranties and indemnification obligations of Sellers and Purchaser shall survive the Closing Date until the two (2) year anniversary of the Closing Date; provided, however, that (i) the representations in Section 2.1 (Purchased Assets), Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability), Section 5.3 (No Consent, Violation or Conflict) shall survive indefinitely and (ii) the representations and warranties set forth in Section 5.8 (Absences of Undisclosed Liabilities), and Section 5.20 (Tax Matters) shall survive the Closing Date until the expiration of the period specified in the applicable statute of limitations.

10.2           General Release.  Except as otherwise provided for herein or in any of the Transaction Documents, as additional consideration for the Stock Consideration pursuant to this Agreement, Sellers hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, each of Purchaser, MSLP and their officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to Sellers which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of Sellers.

10.3           Indemnification.

(a)         Indemnification by Sellers.  Sellers agree to defend, indemnify and hold harmless Purchaser, MSLP and its Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount of:

(i) (A) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations and warranties of Sellers contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements of Sellers contained in this Agreement;

(ii) any and all capital or other taxes related to or arising from the sale and transfer of shares contemplated hereby by reason of any Liability of Sellers for such taxes as assessed by any taxing authority against Sellers either before or after the Closing Date;

(iii) any and all Indemnified Losses related to or arising from claims for breach of contract existing on or prior to the Closing Date, and/or which are brought after the Closing Date for acts and omissions of Sellers, which occurred prior to the Closing Date;

(iv) any and all Indemnified Losses related to or arising from any Products delivered by Sellers prior to the Closing Date, including without limitation, Indemnified Losses for product recalls, product defects, warranty claims, personal injury or death (which shall exclude any claims which have specifically been reserved or allowed for in sufficient amounts to fully cover the Indemnified Loss prior to the Closing Date in the closing trial balance);

(v) any and all Indemnified Losses which relate to any legal and/or governmental proceedings which are not set forth on Schedule 2.5 and Schedule 5.11(h), existing on or prior to the Closing Date, and/or which are brought after the Closing Date for acts and omissions of Sellers, which occurred prior to the Closing Date in connection with any Excluded Liabilities;

(vi)  any and all Indemnified Losses related to or arising from any third party claim against MSLP or any of its Affiliates with respect to any Excluded Liabilities; and

(vii) any and all Indemnified Losses related to the business or operations of Sellers prior to the Closing Date.

(b)           Indemnification by Purchaser.  Purchaser agrees to defend, indemnify and hold harmless Sellers and its Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount of:

(i)      any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations or warranties of Purchaser contained in this Agreement,

(ii)      any and all Indemnified Losses arising from or in connection with any breach or violation of any of the covenants or agreements of Purchaser contained in this Agreement, and

(iii)                 any and all Indemnified Losses arising from or in connection with the Assumed Liabilities.

(c)           Indemnification Procedure.  An Indemnified Party will give prompt written notice to an Indemnifying Party of any Indemnified Losses which it discovers or of which it receives notice after the Closing, stating the nature, basis (including the section of this Agreement that has been or will be breached, if any, and the facts giving rise to the claim that a breach has or will occur), and (to the extent known) amount thereof; provided, however, that no delay on the part of Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

(d)           Indemnification Procedure as to Third Party Claims.

Promptly after any Indemnified Party obtains knowledge of a Claim in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby and (B) will not relieve the Indemnifying Party of its obligations as hereinafter provided in this Section 10.3 after such notice is given.  With respect to any Claim as to which such notice is given by the Indemnified Party to the Indemnifying Party, the Indemnifying Party will, subject to the provisions of Section 10.3(d)(ii), assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Indemnified Party and experienced in the conduct of Claims of that nature at the Indemnifying Party’s sole risk and expense, provided, however, that the Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to the Indemnifying Party, and at the Indemnified Party’s own expense, (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party; and (3) shall not compromise or settle any such Claim without the prior written approval of the Indemnifying Party;

If (A) the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (B) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim, provided, however, that (1) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (2) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party, and (3) the Indemnified Party shall not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed

As used in this Section 10.3, the terms Indemnified Party and/or Indemnifying Party shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnified Party and/or Indemnifying Party may be involved.

(e)      Tax-Free Indemnification Payments.  All sums payable by an Indemnifying Party as indemnification under this Section 10.3 shall be paid free and clear of all deductions or withholdings (including any taxes or governmental charges of any nature) unless the deduction or withholding is required by law.

(f)      No Contribution.  The obligations of Sellers to indemnify Purchaser and MSLP pursuant to the terms of this Agreement are primary obligations of Sellers, subject to the limitations set forth herein.  Sellers hereby waive any right to seek or obtain indemnification or contribution from Purchaser or MSLP for Indemnified Losses as a result of any breach by Sellers of any representation, warranty or covenant contained in this Agreement.

(g)      Construction of Representations and Warranties.  For purposes of calculating Indemnified Losses, each of the representations and warranties that contains any qualifications as to materiality or Material Adverse Effect or similar language shall be deemed to have been given as though there were no such qualifications, and any such qualifications shall be disregarded for purposes of this Article X.

10.4           Limitations on Liabilities.

Notwithstanding anything to the contrary contained herein, other than with respect to a breach of a representation and warranty that shall survive the Closing Date until the expiration of the period specified in the applicable statute of limitations pursuant to Section 10.1, no party shall be obligated to indemnify and hold harmless any other under Section 10.3 for breaches of representations and warranties unless and until all Indemnified Losses in respect of which such party is obligated to provide indemnification exceed the Basket Amount following which (subject to the provisions of this Section 10.4) such party shall be obligated to indemnify and hold harmless, the other party for all such Indemnified Losses in excess of the Basket Amount;  provided however that the Basket Amount shall not apply to indemnity obligations for Indemnified Losses arising as a result of fraud.  In addition, no individual claim for Indemnified Loss shall count toward the Basket Amount unless it exceeds the De Minimus Amount, following which the full amount of such individual claim for Indemnified Loss shall be aggregated together with other claims for Indemnified Losses exceeding the De Minimus Amount for purposes of calculating the Basket Amount.

(a)           Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in this Section 10.4 (or otherwise) shall apply to matters relating to intentional or fraudulent breaches, violations or misrepresentations.

(b)           Each party waives on behalf of itself and the other Indemnified Parties claiming through such parties, any right to multiply actual damages or recover consequential, indirect, special, punitive or exemplary damages (including, without limitation, damages for lost profits or loss of business opportunity) arising in connection with or with respect to the indemnification provisions hereof.

(c)           Each Indemnified Party entitled to indemnification hereunder shall take reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder.

10.5           Insurance Benefits.  The amount of Indemnified Losses recoverable by any Indemnified Party under this Agreement with respect to an indemnity claim shall be reduced by the amount of any payment actually received by or on behalf of any Indemnified Party from any insurance policy net of any deductibles or other reasonable amounts payable with respect thereto.

10.6           Tax Benefits.  The amount of Indemnified Losses recoverable by any indemnified party shall be reduced by the amount of any tax benefit realized by the indemnified party in the form of a refund or reduction in taxes payable as a result of such Indemnified Losses.

10.7           Exclusive Remedy.  The indemnification rights provided in this Article X and Purchaser’s rights pursuant to Sections 3.1 and 3.2 shall be the sole and exclusive remedy available to Purchaser for any Indemnified Losses related to a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained herein or in any of the other Transaction Documents or any right, claim or action arising from the transactions contemplated hereunder or thereunder, and each such party hereby waives, to the fullest extent permitted by applicable Laws, any other rights or remedies that may arise under any applicable Laws; provided, that this exclusive remedy for damages shall not preclude any Party from bringing an action for specific performance, injunctive relief or any other equitable remedy to require a Party to perform its obligations under this Agreement.

ARTICLE XI.
TERMINATION, AMENDMENT AND WAIVER

11.1           Termination.

(a)         Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

(i)   by mutual consent of Sellers and Purchaser or if Closing is prohibited by change in law;

(ii)   by Purchaser, if there has been a material breach by Sellers at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty (30) days or such other time as may be agreed by the parties in writing after written notice of such breach is given by Purchaser to the party committing such breach;

(iii)   by Sellers if there has been a material breach by Purchaser at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Sellers to the party committing such breach;

(iv)   by Purchaser, on the one hand, or Sellers, on the other hand, upon notice given to all parties if the Closing shall not have taken place within thirty (30) days of the date this Agreement has been fully executed by all parties hereto;

(v)   by Purchaser, on the one hand, or Sellers, on the other hand, upon notice given to all parties if any court (A) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (B) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (A) and (B) which is necessary to fulfill the conditions set forth in Article VIII; provided, however, that the right to terminate this Agreement under this Section 8.3 shall not be available to any party whose failure to comply with Section 8.3 has been the cause of such action or inaction; or

(vi)   by Purchaser, if Sellers shall fail to deliver the Audited Financial Statements and Unaudited Financial Statements within 30 days of the date of this Agreement.

(d)           In the event of the termination of this Agreement as provided in Section 8.3(a), this Agreement shall forthwith become wholly void and of no further force and effect (except as set forth in this Section 8.3 and Article IX).

11.3           Amendment.  This Agreement may be amended by Sellers and Purchaser by action taken by or on behalf of their respective boards of directors at any time prior to the Closing.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

11.4           No Waiver.  Notwithstanding anything in this Agreement to the contrary, in the event that MSLP consummates the transactions contemplated hereunder and effectuates the Closing, such actions shall in no way and at no time be considered a waiver or release of any breach of any representation, warranty or covenant of Sellers, including, without limitation, the right to indemnification pursuant to Article X.

ARTICLE XII.
MISCELLANEOUS

12.1           Notices.  Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice).  Such notices and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise.

A copy of any notices delivered to Purchaser or MSLP shall also be sent to Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006, Phone: (212) 930-9700, Fax: (212) 930-9725, E-mail: hkesner@srff.com; Attention: Harvey Kesner.

A copy of any notices delivered to Sellers shall be sent to Nason, Yeager, Gerson, White & Lioce, P.A., 1645 Palm Beach Lakes Blvd.,  12th Floor, West Palm Beach, FL 33401, Phone: (561) 471-3507, Email:  MHarris@nasonyeager.com; Attention: Michael Harris.

12.2           Entire Agreement.  This Agreement, together with its schedules and exhibits, the Assignment Assumption Agreement and the Escrow Agreement, contain every obligation and understanding between the parties relating to the subject matter hereof, and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

12.3           Assignment.  This Agreement may not be assigned by any party.

12.4           No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

12.5           Waiver and Amendment.  Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time by written agreement.  Any such waiver or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its board of directors to execute waivers, extensions or amendments on its behalf.  No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement.  No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

12.6           Severability.  In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

12.7           Expenses.  Each party agrees to pay Costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

12.8           Headings and References.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.  References in this Agreement to clauses, subclauses, sections, articles or schedules are references to clauses, subclauses, sections, articles or schedules of this Agreement so numbered.

12.9           Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.10           Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile or PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.11           Litigation; Prevailing Party.  In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party; provided, however, to the extent that both parties prevail on claims filed against the other, in a consolidated action, then the aggregate amount of fees and expenses of counsel to both parties shall be allocated between Purchaser and Sellers so that each party’s aggregate share of such fees and expenses bears the same proportion to the total amount of such fees and expenses as the amount awarded each party on their prevailing claim bears to the total amount awarded in the litigation on all prevailing claims and any party that has paid less than its allocated expenses shall immediately remit to the other party the difference between the amount allocated and the amount previously paid.

12.12           Governing Law.  This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law principles thereof.

12.13           Jurisdiction and Venue.  This Agreement shall be subject to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably, unconditionally and expressly agree to submit to the jurisdiction of the U.S. District Court for the Southern District of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection or immunities to jurisdiction which they may now or hereafter have (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York has been brought in an inconvenient forum.  To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the transactions contemplated hereby to the extent permitted by law.

12.14           Publicity.  The parties shall agree to the content of any press release or other public announcement concerning this Agreement or the transactions contemplated hereby before issuing the same.  Nothing contained herein shall prevent any party from at any time furnishing any information to any Governmental Authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable U.S. law or the rules of the any stock exchange to which the party is subject.

12.15           Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

MUSCLEPHARM CORPORATION By: /s/ Brad Pyatt Name: Brad Pyatt Title: Chief Executive Officer and President	BIOZONE PHARMACEUTICALS, INC. By: /s/ Elliot Maza Name: Elliot Maza Title: Chief Executive Officer
BIOZONE LABORATORIES INC. By: /s/ Brad Pyatt Name: Brad Pyatt Title: Chief Executive Officer and President	BIOZONE LABORATORIES, INC. By: /s/ Elliot Maza Name: Elliot Maza Title: Chief Executive Officer
BAKER CUMMINS CORP. By: /s/ Elliot Maza Name: Elliot Maza Title: Chief Executive Officer
Solely with respect to Section 9.1 and Article XI /s/ Brian Keller
Brian Keller

LIST OF EXHIBITS AND SCHEDULES